Paulson Investment Company, Inc. to Launch Most Ambitious Expansion Initiative in the Firm's History

Leading Broker/Dealer Intent on Expanding National Retail Sales Force Within 18-24 Months to Support Robust Growth in Corporate Finance and Retail Sales and Syndicate Operations

PORTLAND, OR -- 08/02/2007 -- Paulson Investment Company, Inc., a wholly-owned subsidiary of Paulson Capital Corp. (NASDAQ: PLCC), today announced that it is preparing to embark on the largest expansion initiative in the firm's 37-year history. With an objective of increasing the size of its national retail sales force within 18-24 months to support its robust and growing pipeline of corporate finance opportunities, Paulson will immediately begin executing a series of aggressive recruiting initiatives to attract proven investment professionals to the Paulson organization.

Trent Davis, Chief Executive Officer of Paulson Investment Company, Inc., stated, "Given our firm's historical success in managing or underwriting both public and private offerings for small and emerging growth companies, coupled with our strong concentration in the high growth, highly dynamic sectors of 'Green and Clean,' Security and Advanced Technology, we are winning broad industry attention as one of the leading independent brokerage firms in the Country. As a result, we are attracting a broad range of compelling investment banking opportunities that are collectively driving our need to materially expand and strengthen our national retail sales and syndicate operations."

Continuing, Davis added, "For nearly four decades, Paulson has enjoyed a tradition of success that few in the small and micro cap arenas can match. Moreover, because we greatly value our employees and treat them as profit-sharing partners of our firm, the average tenure of a Paulson broker is better than ten years -- with several having enjoyed multi-decade careers with our firm. With a defined goal of expanding our national sales force in the next two years, we are fully intent on capitalizing on our legacy of success to attract the brokerage industry's best-of-breed professionals who share Paulson's time honored values, business ethics and commitment to excellence."

Central to the expansion initiative is a national advertising campaign that will target key geographic markets in the U.S. and use print, direct marketing and television to elevate industry awareness of career and career advancement opportunities at Paulson Investment Company, Inc. Further, the firm will actively promote its attractive broker compensation package, featuring payouts (transactional and fee-based) that meet or exceed prevailing industry standards, direct access to Paulson's syndicate calendar for registered public offerings and a full range of financial products and services.

Paulson Investment Company, Inc. is interested in discussing career opportunities for direct employment in its Portland and New York City corporate offices, as well as opportunities for independent contractors around the country. In addition, the firm welcomes collaborative discussions with other leading broker/dealers interested in syndicate participation opportunities related to Paulson's pipeline of investment banking projects. For more information on career opportunities with Paulson Investment Company, Inc., please call Chris Schreiber, Director of National Sales, at 212-801-0987. For more information on syndicate participation, please contact Nick Bales at 503-243-6035.

About Paulson Capital Corp.

Paulson Capital Corp. is the parent company to Paulson Investment Company, Inc. Located in Portland, Oregon, Paulson Investment Company is the Northwest's largest independent brokerage firm and a national leader in public offerings of small and emerging growth companies with capital needs of $5 million to $45 million. Founded by Chet Paulson in 1970, it has managed or underwritten more than 150 public offerings and has generated more than $1 billion for client companies.

This release may contain "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results of achievements may be materially different from those expressed or implied. The Company's plan and objectives are based on judgments with respect to future conditions in the securities markets as well as general assumptions regarding the economy and competitive environment in the securities industry, which can be volatile and out of our control. In particular, we make assumptions about our ability to complete corporate finance transactions and increase the volume and size of our securities trading operations, which are difficult or impossible to predict accurately and often beyond the control of the Company. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

FOR MORE INFORMATION, PLEASE CONTACT:
Elite Financial Communications Group, LLC
Dodi Handy, President and CEO, or
Daniel Conway, Chief Strategist
407-585-1080 or via email at plcc@efcg.net